Exhibit 10.5
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AGREEMENT AND GUARANTY
     This AGREEMENT AND GUARANTY (this “Agreement”) dated as of May 19, 2006 is made by WESTBRIDGE HOSPITALITY MANAGEMENT LIMITED, a Bermuda exempted company, for and on behalf and in its capacity as general partner of Westbridge Hospitality Fund, L.P. (the “Fund”), an exempted limited partnership formed under the laws of Bermuda, in favor of Boykin Lodging Company (the “Company”), an Ohio corporation.
RECITALS
     WHEREAS, Cadfund L.P., a Bermuda exempted limited partnership (“CDP”), as limited partner, Westbridge Hospitality Investors Limited, a Bermuda exempted company (“Westmont”), as limited partner, Westbridge Hospitality Management Limited, a Bermuda exempted company (the “General Partner”), as general partner, and the other parties thereto, entered into that certain Amended and Restated Agreement of Exempted Limited Partnership (the “Partnership Agreement”) of the Fund, dated as of February 2, 2006;
     WHEREAS, pursuant to Section 5.4 of the Partnership Agreement, the General Partner is specifically authorized to make or hold some or all of the Fund’s investments in whole or in part through special purpose entities (including partnerships, corporations, real estate investment trusts, or other types of entities) and in accordance therewith has established the Investment Vehicle (as defined below) to effect the consummation of the transactions contemplated by the Merger Agreement (as defined below);
     WHEREAS, Braveheart Investors LP, Braveheart II Realty (Ohio) Corp., Braveheart II Properties Holding LLC, Braveheart II Properties Company LLC, being certain affiliates of the Fund (collectively, the “Investment Vehicle”), have entered into that certain Agreement and Plan of Merger, dated May 19, 2006, with the Company and certain affiliates of the Company (the “Merger Agreement”), pursuant to which Braveheart II Realty (Ohio) Corp. will merge with and into the Company and Braveheart II Properties Company LLC will merge with and into Boykin Hotel Properties L.P. (collectively, the “Transaction”);
     WHEREAS, the Fund has agreed to provide in favor of the Company the guaranty contemplated by this Agreement and to call and reserve capital in an amount sufficient to enable the Fund to satisfy its obligations under this Agreement.
     NOW, THEREFORE, in consideration of the premises, the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Subject to Section 10 hereto, the Fund hereby unconditionally (except as expressly set forth herein), absolutely and irrevocably guaranties to the Company, as primary obligor and not as a surety, the prompt payment in full when due of any and all monetary obligations owed to the Company by the Investment Vehicle arising out of the Merger Agreement (the “Subject Obligation”); provided, that in no event shall the Subject Obligation or the maximum amount owing or payable by the Fund under this Agreement exceed $135,000,000 in the aggregate. The

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Fund agrees that if the Investment Vehicle shall fail to pay in full when due any Subject Obligation, the Fund will promptly pay the same in cash, without any demand or notice whatsoever.
     2. The Company may, in its sole and absolute discretion, without notice or further assent of the Fund and without in any way releasing, altering, impairing, discharging or invalidating the obligations and liabilities of the Fund hereunder:
(a)	waive compliance with, performance or payment of, or default under the Merger Agreement or any Subject Obligation deriving therefrom, or take or fail to take any action of any kind whether pursuant to the Merger Agreement, at law or otherwise, or exercise or refrain from exercising any right or take or refrain from taking any action, against the Investment Vehicle or others;

(b)	modify or supplement any provision of the Merger Agreement or any Subject Obligation deriving therefrom, including any modification or supplement that has the effect of changing, renewing, extending, continuing, accelerating, surrendering, compromising, waiving or releasing, in whole or in part, any Subject Obligation or any provision of, or right under, the Merger Agreement, but in all cases subject to the terms thereof applicable to such amendments;

(c)	effect any release, compromise, subordination or settlement of any Subject Obligation;

(d)	accept, release or discharge the Investment Vehicle, a permitted successor or assign of the Investment Vehicle or any other person or entity; and

(e)	from time to time, apply any sums at any time received from the Investment Vehicle or any other person or entity in such manner, in such amounts and in satisfaction of such part of the Subject Obligation as it considers best.
     3. The guaranty obligations of the Fund set forth in Section 1 hereto (a) shall constitute a guaranty of payment and not just collection, (b) shall be absolute, continuing, irrevocable and unconditional; provided that the obligation of the Fund to make payment hereunder shall be conditioned on and subject to the default of the Investment Vehicle with respect to the Subject Obligation, (c) shall not be conditioned upon the pursuit by the Company of all available rights or remedy which it may have against the Investment Vehicle, any other person or any collateral or other guaranties or indemnities held by the Company, or the joining of any party in any proceeding to enforce the Merger Agreement or any Subject Obligation, and (d) shall not be diminished or relieved in any way because of any insolvency, bankruptcy, receivership, assignment for the benefit of creditors, or similar proceeding by or against the Investment Vehicle, or any reorganization, restructuring, dissolution, sale of all or substantially all assets, or similar event with respect to the Investment Vehicle.
     4. The Fund expressly waives (a) diligence, notice, demand for payment, presentment and protest with respect to any Subject Obligation, (b) notice that any Subject Obligation is due or notice of default, dishonor or non-payment with respect to any Subject Obligation (unless prior thereto, the Fund has notified the Company in writing that the Fund requires copies of

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notices of non-payment), (c) any right to a jury trial in any action brought at any time or from time to time with respect to this Agreement, (d) any renewal or extension of time for performance of the Merger Agreement or Subject Obligation, any discharge of the Investment Vehicle, any change in the terms of, or any other change in, the Merger Agreement or Subject Obligation, (e) any defense or equitable discharge based upon any act or omission of the Company (except those in bad faith) that materially increases the scope of the Fund’s risk and (f) any defense based on the suretyship defenses of extension of time and modification of the underlying obligation (but no other defenses).
     5. The Fund warrants that it has adequate means of obtaining information with respect to, and assumes all responsibility for being and keeping itself informed of, the Investment Vehicle’s financial condition and assets, the Investment Vehicle’s performance of the Merger Agreement and the Subject Obligation, all other circumstances bearing upon the risk of non-payment or non-performance of the Merger Agreement and Subject Obligation, and the nature, scope and extent of the risks hereby assumed. The Fund further agrees that the Company shall not have any obligation to advise the Fund of information known to the Company regarding any such circumstances or risks.
     6. The Fund hereby agrees that until the indefeasible payment and satisfaction in full in cash of all of the Subject Obligation, it shall waive any claim and shall not exercise any right or remedies, direct or indirect, arising by reason of any performance by it of its guarantee in paragraph 1, whether by subrogation or otherwise, against the Investment Vehicle of any of the Subject Obligation. Any indebtedness of the Investment Vehicle to the Fund shall be subordinated to the Investment Vehicle’s obligation to pay pursuant to the Merger Agreement.
     7. The Fund hereby represents and warrants to the Company that, as of the date hereof:
(a)	the Fund is duly organized and validly existing under the laws of Bermuda, and has all requisite corporate power and authority to enter into this Agreement;

(b)	the execution, delivery and performance of this Agreement has been duly authorized by all necessary limited partnership action on the part of the Fund and this Agreement constitutes a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms;

(c)	the execution and delivery of this Agreement and performance by the Fund of its obligations hereunder do not contravene any provisions of the Fund’s certificate of formation or any law, regulation, rule, decree, order, judgment or contractual restriction binding on or affecting it or its undertakings, property and assets;

(d)	no consent, approval, order or authorization or the giving of notice to or the registration with, or the taking of any other action in respect of any governmental authority or agency is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(e)	pursuant to the Partnership Agreement, the limited partners of the Fund have agreed to make capital commitments (“Capital Commitments”) in the aggregate amount of $350,000,000, of which amount $172,056,044 has been received by the

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Fund in connection with capital calls made prior to the date hereof and an additional amount of approximately $18,184,726 of which has been budgeted to be called by the general partner of the Fund in connection with other transactions (the “Proposed Draw”). The capital contributions made to date were used to acquire interests in entities owning various European-based hotel assets (the “Closed Investment”) at a total cost (including transaction fees) of approximately €367,415,000, which interests constitute substantially all of the assets of the Fund. The Fund indirectly owns such entities through an intermediate holding company (the “Holding Company”) formed in connection with such acquisition. The Fund’s direct interest in the Holding Company has not been pledged to any person or entity, although interests in entities owned directly and indirectly by the Holding Company and such real estate assets have been pledged in connection with the acquisition financing relating to such transaction. As of the date hereof, the aggregate amount of the funded indebtedness of the Holding Company and its subsidiaries does not exceed €235,000,000. The Fund has Capital Commitments that remain undrawn and not budgeted in connection with the Proposed Draw in the aggregate amount of approximately $156,759,230 and has budgeted up to approximately $135,000,000 of the aggregate Capital Commitments for the Transaction;
(f)	under the Partnership Agreement, the general partner of the Fund is authorized to make, and the limited partners are obligated to fund, a capital call to the limited partners in accordance with their relative Capital Commitments in order to satisfy the Fund’s obligations under this Agreement;

(g)	upon a duly made capital call, each limited partner of the Fund shall be irrevocably and unconditionally obligated to the Fund to contribute capital to the Fund in the amount of such call up to its stated capital commitment without any setoff against, defense to or reduction of such obligation based on any claim that such limited partner has against any person or entity;

(h)	the Fund has not made any distributions to its partners; and

(i)	no material adverse change has occurred with respect to the financial condition of the assets acquired in connection with the formation of the Holding Company and the related transactions since the date of acquisition thereof and no new additional debt has been incurred in connection with such assets since the date of acquisition thereof.
     8. The Fund hereby covenants with the Company that (i) in connection with the financial obligations of the Investment Vehicle under the Merger Agreement, including the obligation to pay the merger consideration payable thereunder, and its obligations under this Agreement, including its obligations after an event of default under the Merger Agreement or this Agreement, the General Partner shall timely make a capital call to the limited partners of the Fund, in accordance with the Partnership Agreement, for equity funding sufficient to satisfy such obligations in an amount not to exceed $135,000,000, which the General Partner shall request

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that the limited partners satisfy by making their investments through the Investment Vehicle, and (ii) so long as the Merger Agreement is in full force and effect and has not been terminated or the Transaction consummated, the General Partner agrees not to commit the Fund to make any investment or undertake any other activity (including creating or suffering to exist any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever, right of first refusal or offer and option on the Closed Investment or its right to make a call with respect to the Capital Commitments or on the proceeds to be derived from a call) to the extent the making of such investment or the undertaking of such activity would cause (x) the Fund to be unable to perform its obligations arising under this Agreement or (y) result in the net worth of the Fund (based on the book value of all assets of the Fund, less the Fund’s liabilities) at any time being less than $75,000,000 (the “Net Worth Test”).
     9. The Fund hereby covenants with the Company that the general partner will not make any distributions to the partners of the Fund prior to termination of the Merger Agreement or consummation of the Transaction to the extent the making of such distributions would (i) cause the Fund to be unable to perform its obligations arising under this Agreement or (ii) result in the Net Worth Test not being satisfied.
     10. Notwithstanding anything to the contrary contained herein, at any time Braveheart II Realty (Ohio) Corp. or Braveheart Investors LP (“Braveheart”) holds, for its benefit, an irrevocable unconditional standby letter of credit (an “LC”) in an amount available for drawing of not less than $50,000,000 (less any drawings deposited into Escrow (as defined below) or paid in connection with the satisfaction of any Subject Obligation) issued by (A) a financial institution whose senior long-term unsecured obligations are rated at least A and A2 by S&P and Moody’s, respectively, (B) by Citibank, N.A., or (C) by RBC Financial Group (or one of its affiliates with the same or greater credit rating) then neither of (x) the Net Worth Test set forth in Sections 8(ii)(y) or 9(ii) above, nor (y) the guaranty obligations of the Fund set forth in Section 1 hereto shall be applicable to the Fund or of any force or effect for so long as such LC shall be Maintained. For the purposes of this Section 10, the term “Maintained” shall mean that (i) such LC is issued in favor of Braveheart, as beneficiary; (ii) the LC is drawable (A) at any time by Braveheart into Escrow in an amount not less than $50,000,000 (less any drawings deposited into Escrow (as defined below) or paid in connection with the satisfaction of any Subject Obligation), (B) by the Company into Escrow, in favor of Braveheart, at any time after a judgment has been rendered by a court of competent jurisdiction against Braveheart in favor of the Company in respect of a default by Braveheart under the Merger Agreement or by the Fund under this Agreement, or (C) by the Company into Escrow at any time during which the LC shall have fewer than thirty (30) days remaining until its stated date of expiration or at any time the Company shall have provided written notice to Braveheart not consenting to the revocation, withdrawal or termination of the LC within the ten (10) day time period specified in the last proviso of this Section 10; (iii) the LC meets all of the requirements set forth above; (iv) such LC is not subject to any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever, right of first refusal or offer or option in favor of any other party (other than the Company or its affiliates); (v) Braveheart is not then subject to any bankruptcy, insolvency, dissolution, liquidation, reorganization, receivership or other debtor relief proceeding; and (vi) if the LC has been drawn, the proceeds therefrom have been paid to either (or a combination of) the Company or the Escrow; provided however, that each of the foregoing clauses (i) through (vi) shall be deemed to be satisfied if the failure of any such clause to be satisfied results from an act

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of the Company or any of its affiliates. For the avoidance of doubt, the LC shall provide that the presentment of the ‘draw certificate’ to the LC issuer may be made by either of the parties hereto on the terms provided herein; provided that the ‘sight draft’ shall indicate that any drawing shall be made solely to the Escrow Agent (as defined below). In addition, Braveheart agrees that it (nor its affiliates) shall not cause the LC to be revoked, withdrawn or terminated, until ten (10) days after providing written notice to the Company requesting the Company’s consent; provided that the Company shall provide written notice not to consent to any revocation, withdrawal or termination of the LC requested by the Fund or Braveheart within ten (10) days of receipt of evidence (which is reasonably satisfactory) to the Company that the Fund is then in compliance with the Net Worth Test.
     11. Any LC obtained pursuant to this Agreement shall be issued in favor of Braveheart but shall be drawable only as set forth in Sections 10(ii)(A)-(C). For the purposes of this Agreement, the term “Escrow” shall mean an escrow account to be established with an escrow agent (“Escrow Agent”) reasonably satisfactory to the parties hereto which shall be established contemporaneously with the issuance of any LC (it being agreed that Citibank, Wells Fargo or any title company shall be acceptable). The agreement governing the Escrow shall contain such other terms as shall be reasonably acceptable to the parties hereto and shall provide that that funds held therein shall only be released (i) to Braveheart upon the termination of this Agreement in accordance with its terms; (ii) pursuant to a judicial order directing payment to such party as shall be provided therein; (iii) by mutual agreement of the parties hereto; or (iv) to the Company, at the request of Braveheart, to satisfy any Subject Obligation.
     12. If any claim is ever made upon the Company for repayment or recovery of any amount received by it in payment or on account of any Subject Obligation and the Company repays all or part of such amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Company or any of their property, or (b) any settlement or compromise of any such claim effected by the Company with any such claimant (including any other guarantor), then in such event the Fund agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Fund and the Fund shall be and remain liable hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Company, notwithstanding any termination of this Agreement, the Merger Agreement or any Subject Obligation.
     13. In the event that pursuant to: (i) any bankruptcy, insolvency, dissolution, liquidation, reorganization, receivership or other debtor relief law, any judgment, order or decision thereunder; or (ii) any other judgment, order, decision, settlement or compromise, the Company must rescind or restore any payment, or any part thereof, received in satisfaction of any Subject Obligation, any prior release or discharge from the terms of this Agreement in respect thereof relating to such payment shall be without effect to the same extent as if such amount had never been received by the Company, notwithstanding any termination of this Agreement, the Merger Agreement or any Subject Obligation.
     14. This Agreement is a continuing agreement and shall not terminate or be discharged until the earliest of the performance and indefeasible payment and performance of all of the Subject Obligation, the termination of the Merger Agreement in accordance with its terms or the closing of the Transaction. If demand for, or acceleration of the time for, payment by the

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Investment Vehicle to the Company of any Subject Obligation is stayed upon the bankruptcy, insolvency, reorganization, receivership or proposed compromise or arrangement with creditors of the Investment Vehicle, all of the Subject Obligation of which payment or performance is stayed that would otherwise be subject to the demand for payment or acceleration shall nonetheless be payable by the Fund immediately upon demand by the Company.
     15. This Agreement constitutes the entire agreement between the parties hereto with respect to its subject matter and supersedes all prior agreements, contracts and discussions, whether written or oral, with respect thereto. No course of dealing, course of performance or trade usage, and no parol evidence of any nature whatsoever, shall be used to supplement or modify the terms of this Agreement. The execution and delivery of this Agreement has not been induced by any representations, warranties, conditions, other guaranties or acknowledgements not expressly made. There are no conditions to the full effectiveness of this Agreement, and, other than the default by the Investment Vehicle with respect to any Subject Obligation, there are no conditions to the right to make demand under this Agreement.
     16. This Agreement cannot be modified, revoked or terminated except by an instrument in writing signed by the parties hereto.
     17. The validity, construction and enforcement of this Agreement shall be governed by the laws of the State of New York, United States of America, without reference to its conflicts of law rules. Each of the Fund and the Company hereby irrevocably and unconditionally (i) submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of same or any judgment, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (iii) agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above, (v) waives, to the fullest extent permitted by law, the defense of forum non conveniens to the maintenance of such action or proceeding in any such court and (vi) agrees that service of all writs, process and summonses in any such suit, action or proceeding brought in the State of New York may be made upon the process agent of the undersigned appointed below. Each of the Fund and the Company hereby irrevocably appoints the person set forth on the line marked “Process Agent” on the signature page hereto as its process agent and as its true and lawful attorney-in-fact in the name, place and stead of it to accept such service of any and all such writs, process and summonses.
     18. If any provision of this Agreement or its application in any circumstance is invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected.
     19. Any notice, demand, statement or request (each a “Notice”) to be given under this Agreement shall be in writing and addressed to the Company or to the Fund, as the case may be, at such address as such party has set forth in the Merger Agreement (notices to the Fund shall be

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addressed to the designees of the “Parent” party to the Merger Agreement). Any such Notice or other communication given as aforesaid shall be deemed to have been given (a) when personally delivered by courier, overnight delivery, or otherwise, or (b) on the Business Day following the day upon which such Notice or other communication is sent by facsimile transmission, provided that there has been confirmation of transmission. If such Notice is given on a day that is not a Business Day or after 5:00 p.m. on a Business Day, it shall be deemed given and received on the Business Day next following the date of receipt. For purposes hereof, a “Business Day” shall be any day upon which commercial banks are open for business in The City of New York.
     20. This Agreement shall be binding upon, and be enforceable by, the Fund, the Company and their respective permitted successors, transferees and assigns. The assignment by the Fund or the Company of the obligations hereunder shall be null and void and without effect without the prior written consent of the other party, which consent may be withheld for any reason or for no reason.
     21. This Agreement may be executed in counterparts, each of which when executed and delivered shall have the force and effect of an original and all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FUND:

WESTBRIDGE HOSPITALITY FUND, L.P.

By its General Partner,
Westbridge Hospitality Management Limited

By:	/s/ Majid Mangalji

Name: Majid Mangalji
Title: Director and President

COMPANY:

BOYKIN LODGING COMPANY

By:	/s/ Richard C. Conti

Name: Richard C. Conti
Title: President and Chief Operating Officer

Name and Address of Fund and Braveheart Process Agent in State of New York
Davies Ward Phillips & Vineberg LLP
626 Madison Avenue
New York, New York 10022
Attention: Gawain S.E. Smart, Esq.
Name and Address of Company Process Agent in State of New York
C T Corporation System
111 Eighth Avenue
New York, New York 10011